NEBO PRODUCTS, INC.
                              MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT is entered into as of September 20, 2002, by and between NEBO Products, Inc., a Utah corporation (the "Company") and Naviset Management, Inc., a Utah corporation ("Manager").

         Whereas, Company has agreed to acquire in a business combination all of the issued and outstanding shares of the capital stock of Naviset Holdings Corp., a Utah corporation ("Naviset") by exchanging one share of NEBO common stock for each share of Naviset common stock issued and outstanding (the "Exchange"), as a result of which, Naviset will become a wholly owned subsidiary of NEBO and the former shareholders of Naviset will own approximately 33% of the issued and outstanding capital stock of NEBO; and

         Whereas, Manager is a wholly owned subsidiary of Naviset and the parties desire to establish a management agreement pursuant to which Manager will provide certain management services to assist in the transition of ownership of Naviset to NEBO until such time as the Exchange has been effected or terminated by Naviset and the Company.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreement hereinafter set forth, the parties hereto agree as follows:

         1. Engagement of Manager. The Company hereby engages Manager, and Manager accepts such engagement. The services to be provided by the Manager shall be as follows:

(a) to assist in arranging a line of credit for the Company of a minimum of $1,500,000 to permit the Company to pay vendors and to secure product for the fourth calendar quarter sales period;

(b) to cooperate with management of the Company to develop and implement a plan for restructuring the Company's debt; and

(c) to develop and begin implementation of a marketing and branding program for the Company's sporting goods and hardware divisions.

         2. Effective Date & Terms. This Agreement shall become effective as of the date it is executed by all of the parties hereto (the "Effective Date"), and shall continue in full force and effect thereafter until the earlier of 180 days from the Effective Date or the closing of the Exchange (the "Initial Term"). Either party may terminate this Agreement at any time by giving to the other a sixty-day prior written notice of termination.

         3. Authority of Manager. Manager's duty and authority shall be limited as follows:

(a) Manager shall have no authority to execute any agreement or obligation on behalf of the Company or to otherwise bind Company pursuant to any instrument or agreement.


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(b)      Manager shall approve all disbursements under the line of credit arranged under Paragraph 1(a), above.

(c) Manager shall have authority to hire or fire personnel or to direct the activities or operations of the Company or any employee thereof with the approval of the CEO.

         4. Compensation. As compensation for the services to be rendered by Manager pursuant to this Agreement, the Company shall pay to Manager a monthly fee equal to nine percent (9%) of NEBO net revenue, commencing with the date of execution and fifty percent of which is payable on the fifteenth day of the month following the month for which the fee is due, commencing with November 15, 2002, on which date the management fee earned through October 31, 2002 shall be paid, provided all compensation under this agreement is contingent upon the execution of $250,000 of funding on behalf of NEBO on or before November 15, 2002. The deferred portion of the management fee shall be due when available as determined by the CEO.

         5. Break-up. The parties agree that a break-up fee of $200,000 shall be due to the counter-party in the event of a unilateral decision by either party to terminate this agreement in association with termination of the Share Exchange Agreement between the parties. In the event that the payment is due from NEBO to Naviset, the break-up fee shall be the greater of this fee or the balance due under Compensation in paragraph 4.

         6. Expense Reimbursement. The Company shall reimburse Manager for ordinary and reasonable expenses incurred in connection with the fulfillment of Manager's duties under this Agreement to the extent they are approved in advance by the President of the Company.

         7. Use of the Manager's Funds. Notwithstanding any contrary provision herein, Manager shall not be obligated to use or advance any of its own funds or to incur any obligations on its own behalf with respect to any of the expenses or obligations in connection with the Company. If however, any such Company-approved expenses are actually paid out of Manager's own funds, it shall be entitled to reimbursement from the Company therefore.

         8. Principal and Agent. With respect to all acts, obligations, rights, liabilities, and duties arising by reason of this Agreement, Manager will at all times act as the agent of the Company who is the principal.

         9. Indemnification. The Company shall indemnify Manager and hold it harmless from and against any and/or all losses, damages, liabilities, and expenses, including costs and reasonable attorney's fees which Manager may incur by reason of or in connection with any injury or damage or claim of injury or damage of any kind including, but not limited to, those arising out any kind whatsoever and to whomever belonging, including the Company, in any way relating to the performance or exercise of any of the duties, obligations, powers or authorities herein or hereafter granted to Manager. The Manager shall indemnify Company and hold it harmless from and against any and/or all losses, damages, liabilities, and expenses, including costs and reasonable attorney's fees which Company may incur by reason of or in connection with any injury or damage or claim of injury or damage of any kind including, but not limited to, those

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arising out any kind whatsoever and to whomever belonging, including Manager, in any way relating Manager's negligence or Manager's willful or intentional wrongdoing in the performance or exercise of any of the duties, obligations, powers or authorities herein or hereafter granted to Manager.

         10. Covenant Not to Compete. Manager agrees that during the Term of this Agreement and, if terminated prior to or in the absence of a consummation of the transaction contemplated by the Exchange, the Manager shall not, directly or indirectly, in any capacity, engage or participate in, or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined in below. During the Term, the Manager shall not make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Section shall, however, restrict the Manager from making any passive investment in any private company or entity or in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market; provided that (i) such investment does not give the Manager the right or ability to control or influence the policy decisions of any Prohibited Business, and
(ii) such investment does not create a conflict of interest between the Manager's duties hereunder and the Manager's interest in such investment. For purposes of this Section, "Prohibited Business" shall be defined as any business and any branch, office or operation thereof, which is a competitor of the Company in providing similar goods and services to the hardware or sporting goods industries and which has established or seeks to establish contact, in whatever form (including but not limited to solicitation of sales, or the receipt or submission of bids), with any entity that is at any time a client, customer or supplier of the Company (including but not limited to all subdivisions of the federal government). During the Term, the Manager shall not
(i) encourage or solicit any employee of the Company to leave his or her employment with the Company or its successors in interest; (b) employ, hire, solicit or cause to be employed, hired or solicited (other than by the Company or its successors in interest), or encourage others to employ or hire any person who within two (2) years prior thereto was employed by the Company or its successors in interest; or (c) establish a business with, or encourage others to establish a business with, any person who within two (2) years prior thereto was an employee or supplier of the Company or its successors in interest. The provisions of this Section shall survive the termination of this Agreement for a period of two years, irrespective of the reasons therefor if termination occurs prior to the end of the Term stated in Paragraph 2 hereof, provided, in any such event, that the payments to Manager provided for under Paragraph 4 continue to be made. The Manager acknowledges and agrees that the restrictions imposed upon it by this Section and the purpose of such restrictions are reasonable and are designed to protect the continued success of the Company without unduly restricting the Manager's future employment by others. Furthermore, the Manager acknowledges that, in view of the Information which the Manager has or will acquire or has or will have access to and in view of the necessity of the restrictions contained in this Section, any violation hereof would cause irreparable injury to the Company and its successors in interest with respect to the resulting disruption in their operations. By reason of the foregoing, the Manager consents and agrees that if Manager violates any of the provisions of this Section and the Company and its successors in interest as the case may be, shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining the Manager from committing or continuing any violation of such Section of this Agreement. In the event of any violation of


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this Section, the Manager further agrees that the time periods set forth in such
Section shall be extended by the period of such violation.

         11. Default. If either party hereto defaults in the performance of any of its obligations hereunder at any time during the term of this Agreement, the other party, in addition to any other rights or remedies it may have, shall have the right to terminate this Agreement by serving notice on the defaulting party describing the default and setting forth a date for such termination which shall not be less than ten (10) days after such service. If the default so specified is not cured by the defaulting party prior to the date so set for termination, this Agreement shall terminate on such date; provided, however, that is such default is incapable of being cured within such period, the same shall not be the basis for termination hereunder if the defaulting party commences to cure the same during such period and thereafter diligently prosecutes the cure to completion.

         12. Attorneys' Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorneys' fees which may be set by the court tin the same action or in a separate action brought for that purpose in addition to any other relief to which he or it may be entitled.

         13. Entire Agreement. This agreement represents the entire Agreement and understanding between the Company and Manager as to the matters contained herein and there are no oral agreements or understandings outside this Agreement; provided, however, that this Agreement shall be superseded by the provisions of the exchange agreement entered into by the parties hereto in the event the Exchange is consummated.

         14. Agreement Severable. If any clause of this Agreement is found to be unenforceable at law or in equity the remainder of this Agreement shall remain in full force and effect between the parties hereto.

         15. Successors and Assigns. Neither party may assign this Agreement or any interest herein without the prior written consent of the other party. Subject to the foregoing restrictions, this Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto.

         16. Paragraph Headings. The headings of the several paragraphs and subparagraphs of this Agreement are inserted solely for convenience of reference, and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

         17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

                              ********************
                      [Signatures appear on the next page.]


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first hereinabove written.

                                       NEBO Products, Inc.
                                       a Utah corporation


                                       By:      /s/ Scott Holmes
                                           ------------------------------------
                                       Its:  President, CEO



                                       Naviset Management, Inc.


                                       By:      /s/ Lance Heaton
                                           ------------------------------------
                                       Its:  President